SHARE PURCHASE AGREEMENT


THIS SHARE PURCHASE AGREEMENT (the ?Agreement?) is hereby made as of July 1, 2015, by and between Media Assets Group, Inc. (the
?Company?), and Lost Art Pictures, Inc. (the "Buyer").

1. Recitals. The Parties to this Agreement desire to engage in a private stock transaction whereby Company sells securities to Buyer. The Company shall issue to Buyer 2,000,000 shares (the ?Shares?) of the common stock of Media Assets Group, Inc. (?Media Assets?) which the Company anticipates will trade on ?Pink Sheets? or better. The Buyer desires to purchase the Shares and the Company desires to sell the Shares, upon the terms and subject to the conditions of this Agreement.

2. Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Company shall deliver to the Buyer certificates representing the Shares, properly endorsed as payable to Buyer, and the Buyer shall purchase from the Company the Shares in consideration of the purchase price set forth in this Agreement. The purchase price shall be $10,000.

3. Company?s Representations and Disclaimers. Company hereby warrants and represents the following:

3.1. Media Assets Group, Inc. is a corporation duly organized, validly existing and will be in good standing under Wyoming law and has the corporate power and authority to carry on its business as it is now being conducted.

3.2. The Company is not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person or relating to the voting of the Shares. Company is the lawful owner of the Shares.

4. Buyer?s Representations. Buyer hereby warrants and represents the following:

4.1. Registration. The Buyer understands that the Shares are being transferred without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon exemptions contained in Section 4(1) and 4(2) of the Act, and Regulation D promulgated thereunder, and that such reliance is based on the Buyer's representations set forth below.

4.2. Investment Intent. The Purchaser is acquiring the Shares for its own account for investment, and not with a view toward distribution thereof, and with no present intention of dividing its interest with others or reselling or otherwise disposing of all or any portion or the Shares. The Purchaser further acknowledges that it does not have in mind any sale of the Shares currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that it has no present or contemplated agreement, undertaking arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares and is not aware of any circumstances presently in existence that are likely in the future to prompt a disposition of the Shares.

4.3. No Advertisement. The Buyer acknowledges that the Shares have been offered to it in direct communication between it and Company, and not through any advertisement of any kind.

4.4. Restrictions on Transferability. The Buyer is aware of the restrictions of transferability of the Shares and further understands the following:

(a) THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTIONS 4(1) AND 4(2) AND REGULATION D UNDER THE ACT. AS SUCH, THE PURCHASE OF THIS SECURITY WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
(b) The Buyer understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Act, or (ii) an exemption from the registration requirements of the Act.
(c) Media Assets and/or Company has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future, and in the absence of such a registration statement or exemption, the Buyer may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

5. Miscellaneous Provisions.

5.1. Time is of the essence with respect to each and every provision of this Agreement and in the performance, occurrence, fulfillment, or satisfaction of each every term and condition of this Agreement.

5.2. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.



Media Assets Group, Inc.				Lost Art Pictures, Inc.


_/s/ John Berner________				_/s/ Sherry Harden_____
By:  John Berner					By:  Sherry Harden
Its: President					     Its: Managing Member